Exhibit 99.1

news release

Media Contact:	Investor Contact:

JoAnna Schooler	Sujal Shah
610-712-1746 (office)	610-712-5471 (office)
908-283-4060 (cellular)	sujal@agere.com
jschooler@agere.com

AGERE SYSTEMS REPORTS RESULTS FOR THE SECOND QUARTER OF FISCAL YEAR 2005

— Revenues increase sequentially with double-digit growth in chips for GPRS mobile phones, satellite radio and digital signal processors for wireless network equipment
— Company announces plans to consolidate its Class A and Class B shares and to execute a 1-for-10 reverse stock split

FOR RELEASE: TUESDAY, APRIL 26, 2005

     ALLENTOWN, Pa. — Agere Systems (NYSE: AGR.A, AGR.B) today reported that revenues for the second quarter of fiscal 2005, ended March 31, 2005, were $417 million, at the high end of the guidance range provided by the company in January. The company’s revenues were $410 million in the December quarter and $462 million in the year-ago quarter.

     The company reported a GAAP net loss of $68 million, or $0.04 per share, including purchased in-process R&D charges of $55 million related to the acquisition of Modem-Art, Ltd., $33 million in net restructuring charges and related costs, and a $22 million benefit resulting from the reversal of a tax contingency. For the December quarter, Agere reported a GAAP net loss of $67 million, or $0.04 per share, including $60 million in net restructuring charges and related costs. In the year-ago quarter, the company reported GAAP net income of $74 million, or $0.04 per share, which included $8 million in net restructuring charges and related costs as well as a tax benefit of $79 million.

     Pro forma net loss was $1 million, or breakeven per share, in the March quarter, at the high end of guidance, compared to a pro forma net loss of $8 million, or breakeven per share, in the December quarter, and pro forma net income of $5 million, or breakeven per share, in the year-ago quarter.

     Pro forma net income excludes gain or loss from the sale of, and income or loss from, discontinued operations; restructuring-related charges included in costs, primarily

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increased depreciation; certain other non-cash charges; net restructuring and other charges; purchased in-process research and development charges; amortization of acquired intangible assets; net gain or loss from the sale of operating assets; certain tax adjustments; cumulative effect of accounting changes and certain non-recurring charges.

     The company’s cash flow from operations, less capital expenditures, was $15 million. This is the seventh consecutive quarter the company has achieved a positive result. Cash in excess of total debt was $244 million, which is a decrease of $6 million from the December quarter. In the March quarter, the company used $26 million of cash as part of the Modem-Art acquisition.

     Also today, Agere announced plans to consolidate its two classes of common stock — Class A and Class B — into a new, single class trading under the ticker symbol “AGR” and to execute a 1-for-10 reverse stock split. The company is taking these actions, which are expected to be effective on May 27, 2005, to alleviate investor confusion and to reduce costs.

     “As we move forward with our reclassification and reverse stock split, our financial footing is solid and we are well positioned for future growth,” said John Dickson, president and CEO, Agere Systems. “Our performance during this quarter is a reflection of our focus and strong execution across our core businesses. Overall, we expect to see revenue and profitability growth as we move through the second half of fiscal 2005.”

Revenue by Operating Segment

	Quarter Ended
	Mar 31	Dec 31	Mar 31
	2005	2004	2004
Consumer Enterprise segment:
Storage	$150	$166	$171
Mobility	89	83	96
Enterprise and Networking	113	104	132

Consumer Enterprise segment	352	353	399
Telecommunications segment	65	57	63

	$417	$410	$462

Each operating segment includes revenue from the licensing of intellectual property.

Product and Customer Highlights

     Recent company highlights include:

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•	Acquisition of Modem-Art, a privately held developer of advanced processor technology for 3G/UMTS mobile devices. This acquisition further enhances Agere’s ability to deliver integrated chips and software for the 3G/UMTS and HSDPA (High-Speed Downlink Packet Access) markets. Already, Agere and Modem-Art have secured multiple designs with leading wireless device manufacturers for phones and PC card applications.

•	Selection of Agere’s dual-mode 3G and EDGE, or W-EDGE™, technology for Sony Ericsson’s new GC95 PC card and follow-on products for high-speed wireless connectivity in laptop PCs.

•	Shipment of the Sceptre® HPE solution in volume to Samsung for the first EDGE phones from an Asia-based manufacturer delivered for the U.S. market. Cingular, the U.S. wireless market leader, recently began offering the SGH-P207 and the SGH-P777, both of which provide a 262K color display, a digital camera, CD-quality sound, as well as the ability to play and record video.

•	Introduction of the TrueAdvantage™ portfolio of converged access solutions allowing wireline and wireless service providers to expand their product offerings, generate higher revenues and reduce costs. Corecess, a leading provider of IP DSLAM (Internet Protocol Digital Subscriber Line Access Multiplexer) equipment, will incorporate Agere’s TrueAdvantage APP300 product into its platforms for voice, data and video services.

Outlook

     In the June quarter, the company expects to report revenues in the range of $415 million to $435 million. The company expects GAAP net income on a pre-reverse stock split basis to be in the range of breakeven to a loss of $0.02 per share. Pro forma net income on a pre-reverse stock split basis is expected to be in the range of breakeven to $0.02 per share.

Earnings Webcast

     Agere Systems will host a conference call today at 8:30 a.m. EDT to discuss its financial results and outlook. To listen to the conference call via the Internet, visit http://www.agere.com/webcast. Subsequent to the conference call, a replay will be

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available at the same web address. Supplemental financial information is also available on the company’s website at http://www.agere.com/investor.

     Agere Systems is a global leader in semiconductors for storage, wireless data, and public and enterprise networks. The company’s chips and software power a broad range of computing and communications applications, from cell phones, PCs, PDAs, hard disk drives and gaming devices to the world’s most sophisticated wireless and wireline networks. Agere’s customers include top manufacturers of consumer electronics, communications and computing equipment. Agere’s products connect people to information and entertainment at home, at work and on the road — enabling the connected lifestyle.

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Agere and Sceptre are registered trademarks, and Agere Systems, the Agere Systems logo, W-EDGE and TrueAdvantage are trademarks of Agere Systems Inc.

This release contains forward-looking statements based on information currently available to Agere. Agere’s actual results could differ materially from the results stated or implied by those forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, our reliance on major customers and suppliers, our ability to keep pace with technological change, our dependence on new product development, price and product competition, availability of manufacturing capacity, customer demand for our products and services, and general industry and market conditions. For a further discussion of these and other risks and uncertainties, see our annual report on Form 10-K for the fiscal year ended September 30, 2004, and our quarterly report on Form 10-Q for the quarter ended December 31, 2004. Agere disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Agere Systems Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in millions except per share amounts)

	Quarter Ended			Six Months Ended
	Mar 31	Dec 31	Mar 31	Mar 31	Mar 31
	2005	2004	2004	2005	2004
Revenue	$417	$410	$462	$827	$978
Costs	263	274	254	537	539

Gross profit — $	154	136	208	290	439
Gross profit — %	36.9%	33.2%	45.0%	35.1%	44.9%
Operating Expenses
Selling, general and administrative	60	55	70	115	146
Research and development	113	119	128	232	247
Amortization of acquired intangible assets	3	1	1	4	3
Purchased in-process research and development	55	—	—	55	13
Restructuring and other charges — net	4	14	7	18	54
(Gain) Loss on sale of operating assets — net	(2)	(2)	1	(4)	—

Total operating expenses	233	187	207	420	463

Operating Income (Loss)	(79)	(51)	1	(130)	(24)
Other income (expense) — net	3	(2)	4	1	5
Interest expense	8	8	10	16	22

Income (Loss) before income taxes	(84)	(61)	(5)	(145)	(41)
(Benefit) Provision for income taxes	(16)	6	(79)	(10)	(76)

Net Income (Loss)	$(68)	$(67)	$74	$(135)	$35

Basic and diluted income (loss) per share	$(0.04)	$(0.04)	$0.04	$(0.08)	$0.02

Weighted average shares outstanding—basic (in millions)	1,754	1,731	1,711	1,742	1,704

Weighted average shares outstanding—diluted (in millions)	1,754	1,731	1,734	1,742	1,727

Agere Systems Inc.
Unaudited Pro Forma Results of Operations
(Dollars in millions except per share amounts)

	Quarter Ended			Six Months Ended
	Mar 31	Dec 31	Mar 31	Mar 31	Mar 31
	2005	2004	2004	2005	2004
Revenue:
Consumer Enterprise:
Storage	$150	$166	$171	$316	$347
Mobility	89	83	96	172	242
Enterprise and Networking	113	104	132	217	266

Consumer Enterprise	352	353	399	705	855
Telecommunications	65	57	63	122	123

Total Revenue	417	410	462	827	978

Pro Forma Gross Profit — $
Consumer Enterprise	137	140	164	277	358
Telecommunications	46	42	45	88	88

Pro Forma Gross Profit — $	183	182	209	365	446

Pro Forma Gross Profit — %
Consumer Enterprise	38.9%	39.7%	41.1%	39.3%	41.9%
Telecommunications	70.8%	73.7%	71.4%	72.1%	71.5%
Pro Forma Gross Profit — %	43.9%	44.4%	45.2%	44.1%	45.6%

Operating Expenses Included in Pro Forma Results
Selling, general and administrative	60	55	70	115	146
Research and development	113	119	128	232	247

Total Pro Forma Operating Income (Loss)	10	8	11	18	53
Other income (expense) — net	3	(2)	4	1	5
Interest expense	8	8	10	16	22
Pro Forma provision for income taxes	6	6	—	12	3

Pro Forma Net Income (Loss)	$(1)	$(8)	$5	$(9)	$33

Pro Forma Net Income (Loss) per share	$(0.00)	$(0.00)	$0.00	$(0.01)	$0.02

Weighted average shares outstanding—basic (in millions)	1,754	1,731	1,711	1,742	1,704

Weighted average shares outstanding—diluted (in millions)	1,754	1,731	1,734	1,742	1,727

Reconciliation of Pro Forma Gross Profit-$ to Gross Profit-$
Pro Forma Gross Profit-$	$183	$182	$209	$365	$446
Restructuring related charges, including increased depreciation	29	46	1	75	7

Gross Profit-$	$154	$136	$208	$290	$439

Reconciliation of Pro Forma Gross Profit-% to Gross Profit-%
Pro Forma Gross Profit-%	43.9%	44.4%	45.2%	44.1%	45.6%
Restructuring related charges, including increased depreciation	(7.0)%	(11.2)%	(0.2)%	(9.0)%	(0.7)%

Gross Profit-%	36.9%	33.2%	45.0%	35.1%	44.9%

Reconciliation of Pro Forma Operating Income (Loss) to Operating Income (Loss)
Pro Forma Operating Income (Loss)	$10	$8	$11	$18	$53
Restructuring related charges, including increased depreciation	29	46	1	75	7
Amortization of acquired intangible assets	3	1	1	4	3
Purchased in-process research and development	55	—	—	55	13
Restructuring and other charges — net	4	14	7	18	54
(Gain) loss on sale of operating assets — net	(2)	(2)	1	(4)	—

Operating Income (Loss)	$(79)	$(51)	$1	$(130)	$(24)

Reconciliation of Pro Forma provision for income taxes to (Benefit) provision for income taxes
Pro Forma provision for income taxes	$6	$6	$—	$12	$3
Reversal of tax contingencies	22	—	79	22	79

(Benefit) provision for income taxes	$(16)	$6	$(79)	$(10)	$(76)

Reconciliation of Pro Forma Net Income (Loss) to Net Income (Loss)
Pro Forma Net Income (Loss)	$(1)	$(8)	$5	$(9)	$33
Restructuring related charges, including increased depreciation	29	46	1	75	7
Amortization of acquired intangible assets	3	1	1	4	3
Purchased in-process research and development	55	—	—	55	13
Restructuring and other charges — net	4	14	7	18	54
(Gain) loss on sale of operating assets — net	(2)	(2)	1	(4)	—
Reversal of tax contingencies	22	—	79	22	79

Net Income (Loss)	$(68)	$(67)	$74	$(135)	$35

Agere Systems Inc.
Unaudited Condensed Consolidated Balance Sheets
(Millions)

	Mar 31	Dec 31
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$675	$686
Cash held in trust	6	6
Trade receivables	209	205
Inventories	123	147
Other current assets	40	50

TOTAL CURRENT ASSETS	1,053	1,094
Property, plant and equipment — net	577	621
Goodwill	196	119
Acquired intangible assets — net	11	5
Other assets	141	153

TOTAL ASSETS	$1,978	$1,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$178	$167
Short-term debt	16	19
Other current liabilities	438	472

TOTAL CURRENT LIABILITIES	632	658
Long-term debt	415	417
Other liabilities	516	552

TOTAL LIABILITIES	1,563	1,627

STOCKHOLDERS’ EQUITY	415	365

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,978	$1,992

Agere Systems Inc.
Unaudited Cash Flow Measures
Three Months Ended March 31, 2005
(Millions)

		Restructuring
	Ongoing	and Related
	Operations	Activities	TOTAL
OPERATING ACTIVITIES
Gross profit (loss)	$183	$(29)	$154
Total operating expenses	229	4	233
Other income — net	3	—	3
Interest expense and income tax (benefit) provision	(8)	—	(8)

Net income (loss)	(35)	(33)	(68)

Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Restructuring expense — net of cash payments	—	(13)	(13)
Depreciation and amortization	45	29	74
Other operating activities	48	—	48

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	58	(17)	41

INVESTING ACTIVITIES
Capital expenditures	(25)	(1)	(26)
Other investing activities	(23)	—	(23)

NET CASH USED BY INVESTING ACTIVITIES	(48)	(1)	(49)

FINANCING ACTIVITIES
Other financing activities	(3)	—	(3)

NET CASH USED BY FINANCING ACTIVITIES	(3)	—	(3)

Effect of exchange rate changes on cash and cash equivalents	—	—	—

Net increase (decrease) in cash and cash equivalents	7	(18)	(11)

Cash and cash equivalents at beginning of period			686

Cash and cash equivalents at end of period			$675

Net Cash provided (used) by Operating Activities	$58	$(17)	$41
Capital Expenditures	(25)	(1)	(26)

Net Cash provided (used) by Operating Activities and Capital Expenditures	$33	$(18)	$15

Agere Systems Inc.
Unaudited Net Income (Loss) Per Share Guidance*

Quarter Ending
Jun 30
2005
Reconciliation of Pro Forma Net Income (Loss) Per Share to Net Income (Loss) Per Share

Pro Forma Net Income (Loss) (High End of Range)	$0.02
Pro Forma Net Income (Loss) (Low End of Range)	$0.00

Less: Restructuring related charges included in costs, primarily increased depreciation	0.02
Restructuring and other charges — net	0.00
Amortization of acquired intangible assets	0.00
Expenses associated with reverse stock split	0.00
(Gain) loss on sale of operating assets — net	0.00

0.02

Net Income (Loss) (High End of Range)	$0.00
Net Income (Loss) (Low End of the Range)	$(0.02)

* All per share information shown is on a pre-reverse stock split basis.